SOUTHERN UNION COMPANY AND SUBSIDIARIES

                COMPUTATION OF PER SHARE EARNINGS      Exhibit 11



                   Three Months     Nine Months    Twelve Months
                       Ended           Ended           Ended
                   1998    1997    1998    1997    1998    1997
                  ------- ------- ------- ------- ------- -------
                     (in thousands, except per share amounts)

Net earnings
 available for
 common stock..  $16,249 $17,678 $21,077 $21,934 $18,174 $19,076
                 ======= ======= ======= ======= ======= =======

Basic earnings
 per share:
  Average
   shares out-
   standing....   18,791  17,934  18,250  17,907  18,181  17,902
                 ======= ======= ======= ======= ======= =======

Basic earnings
 per share.....  $   .86 $   .99 $  1.15 $  1.22 $  1.00 $  1.07
                 ======= ======= ======= ======= ======= =======

Diluted earn-
 ings per
 share:
  Average
   shares out-
   standing....   18,791  17,934  18,250  17,907  18,181  17,902
  Common stock
   equivalents.      676     688     700     704     700     703
                 ------- ------- ------- ------- ------- -------
  Average
   shares out-
   standing....   19,467  18,622  18,950  18,611  18,881  18,605
                 ======= ======= ======= ======= ======= =======

  Diluted earn-
   ings per
   share.......  $   .83 $   .95 $  1.11 $  1.18 $   .96 $  1.03
                 ======= ======= ======= ======= ======= =======

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Note:  All periods have been adjusted to reflect the five percent stock dividend distributed on December 10, 1997.

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